EXHIBIT 2

1120 — 68th Avenue N.E.
Calgary, Alberta, Canada T2E 8S5

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors and the management of NovAtel Inc. (“NovAtel” or the “Company”) to be used at the 2006 Annual and Special Meeting of Shareholders (the “Annual Meeting”) on Tuesday, July 18, 2006, for the purposes set forth in the foregoing notice. This proxy statement (the “Proxy Statement”) and the enclosed form of proxy (the “Proxy”) were first sent to shareholders on or about June 20, 2006.

If the enclosed Proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. IN THE ABSENCE OF ANY DIRECTION TO THE CONTRARY, THE PERSONS NAMED IN THE ACCOMPANYING PROXY INTEND TO VOTE THE SHARES REPRESENTED THEREBY IN FAVOUR OF THE ELECTION OF THE NOMINEES FOR DIRECTORS, FOR THE APPOINTMENT OF AUDITORS, AND FOR THE AMENDMENTS TO THE BY-LAWS AS DESCRIBED IN THIS PROXY STATEMENT. The enclosed Proxy confers discretionary authority upon each person named therein to appoint a substitute proxyholder, to act with respect to matters not specifically mentioned in the Notice of Annual and Special Meeting (“Notice”), but which may properly come before the Annual Meeting and to act with respect to amendments to or variations of matters identified in the Notice. As at the date hereof, management knows of no such amendment, variation or other matters to come before the meeting other than the matters referred to in the Notice and routine matters incidental to the conduct of the Annual Meeting. If any further or other business is properly brought before the Annual Meeting, the proxies will be voted at the discretion of the proxyholder.

Any shareholder signing a Proxy has the power to revoke it at any time insofar as it has not been exercised by depositing a duly exercised instrument in writing revoking the Proxy either at the Company’s office at any time up to and including the last business day preceding the day of the Annual Meeting or any adjournment thereof at which the Proxy is to be used or with the Chairman of the Annual Meeting on the day of the Annual Meeting or any adjournment thereof or in any other manner permitted by law.

Unless otherwise noted, all information presented herein is as at June 1, 2006.

The dollar amounts presented in this Proxy Statement are in Canadian currency unless otherwise noted
(CDN$1 = U.S.$0.8579 on December 31, 2005), and are presented in accordance with generally accepted accounting principles in Canada.

VOTING SECURITIES

The Board of Directors has fixed June 2, 2006 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Only shareholders of record on the books of the Company as of 5:00 p.m., on Friday, June 2, 2006, (the “Record Date”) will be entitled to vote at the Annual Meeting.

As of the close of business on the Record Date, there were 8,441,106 common shares of the Company (“Common Shares”) outstanding, with each Common Share entitling the holder to one vote per share. Quorum for the Annual Meeting shall be persons present not being less than two in number and holding or representing by proxy not less than 33.3% of the issued and outstanding shares of the Company for the time being with the right to vote at the Annual Meeting. The election of directors, the appointment of Deloitte & Touche LLP as auditors, and the approval of the amendments to the By-laws require the affirmative vote of a majority cast, in person or by proxy, by the holders of Common Shares.

FORM 20-F

Shareholders may obtain without charge a copy of the Company’s 2005 Annual Report on Form 20-F as filed with the U.S. Securities and Exchange Commission. For copies, please contact Sonia Ross at the Company’s principal executive office: NovAtel Inc., 1120 — 68th Avenue N.E., Calgary, Alberta, Canada T2E 8S5, or view the Annual Report on Form 20-F on the Company’s website: www.novatel.com.

ELECTION OF DIRECTORS

The persons named below are nominees for director to serve until the next Annual Meeting of Shareholders or until their successors shall have been elected. The number of directors to be elected is eight. All of the nominees for director for the coming year served on the Board of Directors during all of the previous year.

Set forth below is certain information concerning the nominees which is based on data furnished by them.

Name of Nominee	Age	Principal Occupation	Director Since	Number and Type of Securities Owned or Controlled
Patrick C. Fenton	48	Vice President & Chief Technology Officer, NovAtel	2005	73,400(1)

Werner Gartner	49	Executive Vice President & Chief Financial Officer, NovAtel	2001	58,500(2)

Robert J. Iverach	58	Corporate Director	2005	—

Jonathan W. Ladd	50	President & Chief Executive Officer, NovAtel	2002	63,625(3)

Richard D. Orman	57	Chief Executive, Nor Energy SA	1994	—

Joel A. Schleicher	54	Chairman & Chief Executive Officer, Integrated Solutions, Inc.	1997	5,250(4)

Charles R. Trimble	64	Chairman, United States GPS Industry Council (USGIC)	2002	7,000(5)

David E. Vaughn	60	President, Foursome Technologies	2001	—

(1)	Represents 73,400 vested stock options to purchase Common Shares.

(2)	Represents Common Shares, including 40,500 vested stock options to purchase Common Shares.

(3)	Represents Common Shares, including 43,625 vested stock options to purchase Common Shares.

(4)	Represents 5,250 vested stock options to purchase Common Shares.

(5)	Represents 7,000 vested stock options to purchase Common Shares.

The following is a brief biography of each nominee, which includes a description of their present occupation and their principal occupations during at least the past five years.

Patrick C. Fenton
Mr. Fenton was appointed Chief Technology Officer in January 2002 and has served as a director of the Company from March 2005. Mr. Fenton previously served as Vice President, Technology of the Company from October 1998 and as Vice President, Research and Development of the Company from March 1997 until October 1998. Mr. Fenton previously served as Director, Research and Development for NovAtel’s GPS business unit from February 1995 until March 1997 and was Chief Engineer for the GPS business unit from November 1993 to February 1995.

Werner Gartner
Mr. Gartner was appointed Executive Vice President and Chief Financial Officer of the Company in October 1996 and has served as a director of the Company from July 2001. Mr. Gartner also served as a director of the Company from November 1995 until May 1998. From November 2000 to February 2001, Mr. Gartner, in addition to his regular duties, served as Acting Interim President and Chief Executive Officer of the Company. From August 1990 to October 1996, Mr. Gartner served in a variety of financial positions at the Company including Vice President, Finance and Corporate Controller.

Robert J. Iverach, Q.C.
Mr. Iverach was appointed as a director of the Company in March 2005. From January 1994 to December 2004, Mr. Iverach was a Partner with Felesky Flynn LLP, a tax law firm in Calgary, Alberta. From January 2005 until his retirement in December 2005, Mr. Iverach was Counsel with that firm. Mr. Iverach is presently the Chairman of Win Energy Corporation, Chairman of RAMTelecom Inc, a director of Vacci-Test Corporation, and a Trustee of Big Eagle Services Trust.

Jonathan W. Ladd
Mr. Ladd was appointed President and Chief Executive Officer of the Company in February 2002 and has served as a director of the Company from July 2002. From July 2001 to November 2001, Mr. Ladd served as Senior Vice President, Precision Engineering at Thales Navigation Inc., a satellite positioning product company, and President of Thales’ Russian subsidiary, Ashtech A/O. From January 1998 to July 2001, Mr. Ladd served in several other management positions at Magellan Corporation, a satellite positioning product company, including Senior Vice President, Advanced Technology Group and Vice President and General Manager of Ashtech Precision Products Business Unit.

Richard D. Orman
Mr. Orman has served as Vice Chairman of the Board of Directors of the Company since March 1997 and as a director of the Company since January 1994. Mr. Orman currently serves as Chief Executive of Nor Energy AS. From March 2003 to September 2005, he served as Executive Vice-Chairman of Exceed Energy Inc. From June 1999 to April 2003, Mr. Orman served as Chairman and Chief Executive Officer of Hemisphere International Inc. From March 1996 to October 1998, Mr. Orman was Chairman and Chief Executive Officer of Kappa Energy Company Inc. and served as a director until January 2000. From May 1986 to December 1992, Mr. Orman served as a member of the Alberta legislature and as Minister of Employment from May 1986 to September 1988, Minister of Labour from September 1988 to April 1989 and Minister of Energy from April 1989 to December 1992.

Joel A. Schleicher
Mr. Schleicher has served as a director of the Company since March 1997. Mr. Schleicher currently serves as Chairman and Chief Executive Officer for Integrated Solutions, Inc. From June 2000 to July 2002, Mr. Schleicher served as Chairman and Chief Executive Officer of Interpath Communications Inc. (prior to their acquisition of USinternetworking, Inc.) and continues to serve on its board. Mr. Schleicher served as Chairman and Chief Executive Officer of Expanets, Inc. from June 1998 to January 2000. Mr. Schleicher served as a business consultant, advisor and investor with and to private equity firms from July 1997 to June 1998. From June 1996 to June 1997, Mr. Schleicher served as President and Chief Executive Officer of ProCommunications, Inc. From July 1995 to June 1996, Mr. Schleicher was a private investor. From 1989 to July 1995, Mr. Schleicher served as Chief Operating Officer of and a board member for Nextel Communications, Inc. Mr. Schleicher also serves as a director of TechTronic Industries Co. Ltd.

Charles R. Trimble
Mr. Trimble has served as a director of the Company since January 2002. Mr. Trimble currently serves as Chairman of the United States GPS Industry Council. Mr. Trimble also serves as a director of KVH Industries, Inc. Mr. Trimble was one of the founders of Trimble Navigation Limited, a provider of GPS and other positioning technologies and products, in 1978 and served as President, Chief Executive Officer and a director of such company from 1981 to 1998.

David E. Vaughn
Mr. Vaughn has served as a director of the Company since July 2001 and has served as Chairman of the Board of Directors since March 2004. Mr. Vaughn also served as President and Chief Executive Officer of the Company from February 2001 to February 2002. Mr. Vaughn currently serves as President of Foursome Technologies, a consulting firm. From January 1999 to December 2000, Mr. Vaughn served as Senior Vice President and Chief Operations Officer with Magellan Corporation. Also with Magellan Corporation, Mr. Vaughn served as Senior Vice President, Strategic Business Alliances from August 1998 to January 1999. From June 1991 to July 1998, Mr. Vaughn served with Trimble Navigation Limited, a provider of GPS and other positioning technologies and products, in a variety of positions including Executive Vice President, Tracking and Communications Products Division and, most recently, as Executive Vice President, Corporate Business Development.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS.

FURTHER INFORMATION CONCERNING
THE BOARD OF DIRECTORS

The Board of Directors and Committees of the Board

During 2005, the Board of Directors held a total of ten meetings. All members of the Board of Directors attended at least 75% of the meetings of the Board of Directors and all committees of the Board on which they served. The independent directors meet in executive session without management and the other directors present at least twice a year.

The Board of Directors has an Audit Committee and a Compensation Committee but does not have an executive committee or nominating committee.

Audit Committee

The Audit Committee assists the Board of Directors of the Company in fulfilling its responsibilities for oversight and supervision of financial and accounting matters. The Audit Committee responsibilities include the engagement or discharge of independent auditors, reviewing the plan and results of the auditing engagement with the independent auditors, reviewing the Company’s internal auditing procedures, system of internal accounting controls and financial management and the making of inquiries into matters within the scope of this Committee’s functions. The members of the Audit Committee are Richard D. Orman, Joel A. Schleicher and Charles R. Trimble. The Board of Directors has determined that all members of the Audit Committee are “independent directors”, as defined in Rule 4200 of the National Association of Securities Dealers’ (“NASD”) listing standards, and that Joel A. Schleicher is the Company’s “audit committee financial expert”, as determined under Regulation S-K Item 401(h) of the Securities Exchange Act of 1934. The Board of Directors of the Company and the Audit Committee have adopted a written charter of the Audit Committee, which is included in this Proxy Statement as Schedule I. The Audit Committee reviews and assesses the adequacy of the charter on an annual basis.

During 2005, the Audit Committee held five meetings and acted by unanimous written consent on occasion. The Audit Committee will be reconfirmed for the coming year after the Annual Meeting.

The Audit Committee oversees the operation of an anonymous and confidential toll free telephone number and website which employees and the public may call with respect to perceived accounting irregularities and ethical violations, and has set up a procedure for the receipt, retention, treatment and regular review of any such reported activities. Confidential contact details are available on the Company’s website at www.novatel.com under Investor Relations/Governance/Code of Ethics.

Compensation Committee

The role of the Compensation Committee is to ensure that the Company has a competent executive management in place and a total compensation plan that is competitive, motivating and rewarding for participants. The Compensation Committee reviews and makes recommendations to the Board of Directors of the Company concerning the compensation of the key management employees of the Company and is responsible for the administration of the Company’s Employee Stock Option Plan, Directors Stock Option Plan and the Employee Long-term Incentive Plan. The members of the Compensation Committee are David E. Vaughn, Richard D. Orman and Robert J. Iverach. The Board of Directors has determined that all members of the Compensation Committee are “independent directors”, as defined in Rule 4200 of the NASD listing standards.

During 2005, the Compensation Committee held nine meetings and acted by unanimous written consent on occasion. The Compensation Committee will be reconfirmed for the coming year after the Annual Meeting.

Director Nominations

The Corporation does not have a nominating committee. Due to the limited size of the Board of Directors, the Board does not believe that a separate nominating committee is currently necessary. Instead, all current directors take part, as necessary, in selecting any required nominees. The Board currently considers candidates for Board membership as suggested by its members. The director nominees are either selected, or recommended for the Board’s selection, by a majority of the independent directors.

The Board will consider any director candidate recommended by security holders, provided that the candidate satisfies the minimum qualifications for directors as established from time to time by the Board. A shareholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Corporate Secretary in writing with any supporting material the shareholder considers appropriate. To be considered, shareholders must submit recommendations to the Company’s Corporate Secretary for consideration by the Board no later than 120 days before the annual meeting of shareholders. To date, the Board has not received any recommended nominees for consideration at the 2006 Annual Meeting from any non-management shareholder or group of shareholders that beneficially owns five percent of the Company’s voting stock.

The Board believes that it is necessary that a majority of the members of the Board be independent directors, as defined in NASD Rule 4200(a)(15). When considering potential director candidates, the Board also considers the candidate’s knowledge, experience, integrity, leadership, reputation and ability to understand the Company’s business. In addition, all director nominees must possess certain core competencies, some of which may include experience in the Company’s industry, marketing, general operations, strategy, human resources, technology, media or public relations, finance or accounting, or experience as a Chief Executive Officer or Chief Financial Officer.

Director Independence

The Board of Directors has determined that each of Messrs. Iverach, Trimble, Orman, Vaughn and Schleicher are “independent directors”, as defined in Rule 4200 of the NASD listing. These directors represent a majority of the Board members.

Shareholder Communication with the Board of Directors

Shareholders may send correspondence to the Board of Directors or any member of the Board of Directors, c/o the Corporate Secretary at the Company’s principal executive offices at 1120–68th Avenue N.E., Calgary, Alberta, Canada, T2E 8S5. The Corporate Secretary reviews all such correspondence and regularly forwards to the Board of Directors a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that the Corporate Secretary otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Director Attendance at Annual Meetings

Directors are encouraged to attend the Annual Meeting in person. All of the directors attended the Company’s annual meeting in 2005.

Compensation of Directors

Directors do not have service contracts with the Company. The Company compensates its directors who are not employees of the Company a base amount of $20,000 per year. The Chairman of the Board receives an additional $20,000 annually. Additional payments of $10,000 annually are paid to all members of the Audit Committee. The Chairman of the Audit Committee receives an additional $10,000. Directors are paid $1,000 for attendance at meetings of the Board of Directors, the Compensation Committee and the Audit Committee, with an additional $200 per hour payable for attendance at all supplemental meetings. In addition, all directors are reimbursed for expenses incurred by them in their capacity as directors.

In 2005, each non-employee director also received an option to purchase 1,231 Common Shares at an exercise price of U.S. $32.50 per share, pursuant to the Directors’ Stock Option Plan. Each non-employee director will receive, on the date of the 2006 Annual Meeting, an option to purchase the number of Common Shares of the Company determined by dividing U.S. $40,000 by the closing price of the Company’s Common Shares on the date of the 2006 Annual Meeting.

Compensation Committee Interlocks and Insider Participation

No member of the Board of Directors or of the Compensation Committee serves as a member of any other Board of Directors or Compensation Committee which has a relationship with the Company.

Directors’ and Officers’ Insurance

The Company maintains a comprehensive directors’ and officers’ liability policy for events arising prior to CMC Electronics acquiring majority control of the Company on April 17, 1998. This policy was originally purchased for $42,000 for the policy period from December 1, 2000 to December 1, 2005 and extended to March 31, 2007. The policy covers limits of liability for each loss and for each policy period of $10 million with a $250,000 deductible for any claims.

CMC Electronics, our former majority shareholder, maintains a comprehensive directors’ and officers’ liability policy for events arising subsequent to April 17, 1998 and prior to April 12, 2001. This policy was purchased for the period April 1, 2001 to April 1, 2007. Directors and officers of the Company are covered by this policy which covers limits of liability for each loss and for the policy period of $35 million with a $250,000 deductible for U.S. securities related claims and $100,000 deductible for other claims.

Onex Corporation, which controls directly or indirectly, a majority of the common shares of CMC Electronics, maintains a comprehensive directors’ and officers’ liability policy which applies to the Company’s directors and officers for events arising subsequent to April 12, 2001 and prior to February 3, 2005. The Onex Corporation policy is in place until November 29, 2006.

The Company maintains comprehensive directors’ and officers’ liability policies for events arising subsequent to January 27, 2005. These policies, in place until April 30, 2007, cover limits of liability for each loss and for each policy period of U.S. $10 million primary coverage with a U.S. $250,000 deductible for any claims and U.S. $10 million excess coverage. The annual premium for these policies is U.S. $217,850, which was paid entirely by the Company.

EXECUTIVE COMPENSATION

Summary of Executive Compensation

The following table provides a summary of the compensation paid during each of the three most recently completed fiscal years to the Chief Executive Officer, the Chief Financial Officer and the other three most highly compensated executive officers (the “Named Executive Officers”).

						Long Term Compensation
	Annual Compensation					Awards			Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)		Restricted Stock Awards ($)		Securities Under Options/ SARs Granted (#)	LTIP Payouts ($)	All Other Compensation ($)
Jonathan W. Ladd	2005	$299,369	$242,500	$14,917	(2)	—		14,500	—	—
CEO and President	2004	$294,595	$329,754	$14,198	(2)	$71,500	(3)	—	—	—
	2003	$282,383	$176,148	$14,674	(2)	—		50,000	—	$6,079	(1)

Werner Gartner	2005	$193,114	$132,015	$9,656	(2)	—		7,000	—	—
Executive Vice	2004	$185,567	$161,992	$9,266	(2)	$36,036	(3)	—	—	—
President and CFO	2003	$177,902	$79,176	$9,129	(2)	—		15,000	—	—

Patrick C. Fenton	2005	$168,089	$110,090	$8,405	(2)	—		6,200	—	—
Chief Technology	2004	$160,696	$140,290	$8,025	(2)	$31,200	(3)	—	—	—
Officer	2003	$154,027	$68,551	$8,004	(2)	—		12,500	—	—

Farlin A. Halsey	2005	$162,989	$101,024	$8,149	(2)	—		5,000	—	—
Vice President,	2004	$158,744	$134,068	$7,930	(2)	$23,288	(3)	—	—	—
Marketing	2003	$153,524	$62,100	$7,967	(2)	—		9,000	—	—

Graham C. Purves	2005	$160,721	$101,024	$7,911	(2)	—		5,000	—	—
Vice President, Sales	2004	$149,432	$134,068	$7,371	(2)	$21,840	(3)	—	—	—
	2003	$143,759	$72,800	$7,344	(2)	—		10,500	—	—

All directors and	2005	$1,265,600	$686,653	$49,038		—		43,855	—	—
executive officers as	2004	$1,283,333	$1,034,240	$53,821		$205,219		—	—	—
a group(4)	2003	$1,172,999	$517,900	$54,022		—		107,500	—	$6,079

(1)	Represents total relocation costs paid by the Company.

(2)	Represents matching contributions made by the Company on behalf of each Named Executive Officer into their respective Registered Retirement Savings Plans.

(3)	Represents values for awards of phantom share units issued pursuant to the 2004 Employee Long-term Incentive Plan. The value of the units are payable in cash subject to performance vesting conditions. Vesting will occur on December 31, 2006 if the cumulative revenue and operating income for the three years ending December 31, 2006 exceeds certain pre-determined performance objectives. As of December 31, 2005, the following number and value of the phantom stock units were held by each Named Executive Officer: Ladd (5,730 units, U.S.$166,686); Gartner (2,888 units, U.S. $84,012); Fenton (2,500 units, U.S. $72,725); Halsey (1,866 units, U.S. $54,282); and Purves (1,750 units, U.S. $50,908). No dividends are paid on phantom share units. The plan will be liquidated and amounts payable to the participants will be paid out in the event of a change of control of NovAtel based on the months of completed service and the relative success in achieving the performance targets.

(4)	All directors and executive officers as a group (ten in 2005, twelve in 2004 and 2003).

Options Granted During the Year Ended December 31, 2005

The following table sets forth the details of all options to purchase Common Shares that were granted to the Named Executive Officers during the fiscal year ended December 31, 2005.

Name	Securities Under Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in Financial Year (%)	Exercise or Base Price (U.S. $/Security)	Grant Date Present Value (U.S. $)(1)	Expiration Date
Jon Ladd	14,500	13.0%	$19.61	$132,675	May 12, 2010
President and CEO

Werner Gartner	7,000	6.3%	$19.61	$64,050	May 12, 2010
Executive VP and CFO

Pat Fenton	6,200	5.5%	$19.61	$56,730	May 12, 2010
Chief Technology Officer

Farlin Halsey	5,000	4.5%	$19.61	$45,750	May 12, 2010
VP, Marketing

Graham Purves	5,000	4.5%	$19.61	$45,750	May 12, 2010
VP, Sales

(1)	Based on a Black-Scholes option pricing model. The same model is used to compute the compensation expense related to stock options reported in the Company’s financial statements.

Options Exercised During the Year Ended December 31, 2005

The following table sets forth details of: (i) options exercised, and the value thereof, by the Named Executive Officers during the fiscal year end December 31, 2005; (ii) the number of unexercised options as at December 31, 2005 (exercisable and unexercisable) held by the Named Executive Officers; and (iii) the value of unexercised “in-the-money” options as at the fiscal year ended December 31, 2005 (exercisable and unexercisable) held by the Named Executive Officers (based on a closing share price on December 31, 2005 of U.S. $27.54).

			Unexercised Options December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005 (U.S. $)
Name	Securities Acquired on Exercise	Aggregate Value Realized (U.S. $)	Exercisable	Unexercisable	Exercisable	Unexercisable
Jonathan W. Ladd	—	—	20,000	47,000	$503,925	$935,035
CEO and President

Werner Gartner	40,000	$660,414	61,250	18,250	$1,335,023	$340,023
Executive Vice President & CFO

Patrick C. Fenton	5,100	$134,929	70,025	14,950	$1,176,817	$270,453
Chief Technology Officer

Farlin A. Halsey	—	—	11,000	14,500	$270,965	$275,655
Vice President, Marketing

Graham C. Purves	10,000	$226,918	21,923	12,125	$456,025	$172,423
Vice President, Sales

The Company’s Employee Stock Option Plan and Directors Stock Option Plan (collectively, the “Plans”) authorize the grant of options to purchase Common Shares to employees, including directors of NovAtel or employees of a related company and non-employee directors of NovAtel, respectively. The Board of Directors has appointed the Compensation Committee to administer the Plans.

The number of Common Shares authorized by shareholders for issuance under the Employee Stock Option Plan is 1,540,000. As of December 31, 2005, the Company had issued 1,201,199 options under the Employee Stock Option Plan, of which 563,549 were outstanding.

The number of Common Shares authorized by shareholders for issuance under the Directors Stock Option Plan is 141,000. As of December 31, 2005, the Company had issued 102,155 options under the Directors Stock Option Plan, of which 20,155 were outstanding.

The Employee Stock Option Plan provides for the granting of stock options (“Options”) to employees and to such other persons that have or will provide some service to the Company or a related company. The purpose of the Employee Stock Option Plan is to attract and retain the best available personnel for positions of substantial responsibility. The price of the Company’s Common Shares subject to each Option (the “Option Price”) is set by the Compensation Committee and shall not be less than 100% of the fair market value per Common Share. The Compensation Committee set an Option Price of 115% of fair market for option grants made in May 2005 and April 2006. Options granted under the Employee Stock Option Plan are exercisable at the times and on the terms established by the Compensation Committee. The Compensation Committee may accelerate the exercisability of any Option. Options may also be accelerated in the event the Company is liquidated or dissolved or if certain conditions are met with respect to a change of control.

Vested Options terminate 90 days after an optionee’s termination for any reason other than death or disability. Unvested Options terminate immediately upon the termination of an optionee’s employment or service to the Company. Unless provided otherwise by the Compensation Committee, all Options granted shall expire ten years from the date of grant. The Compensation Committee set an Option expiration date of five years from the date of grant for Options granted in May 2005 and April 2006. The Option Price must be paid in full in cash or its equivalent at the time of exercise. The Compensation Committee may also permit payment of the Option Price by the tender of previously acquired Common Shares of the Company or such other mechanism approved by the Compensation Committee from time to time.

The Employee Stock Option Plan was amended in June 2005 to provide that the minimum exercise price of stock options be no less than 100% of the fair market value on the date of grant, that neither the Board of Directors nor the Compensation Committee be authorized to materially amend the Employee Stock Option Plan without shareholder approval; and re-pricing of stock options (including the cancellation and exchange of options) not be permitted without shareholder approval. In addition, the number of Common Shares available for future grant, together with the number of Common Shares issuable upon exercise of outstanding options under the Employee Stock Option Plan and the Directors Stock Option Plan, collectively, may not exceed 13% of the Common Shares outstanding at any time.

The Directors Stock Option Plan provides for the granting of stock options (“Directors Options”) to eligible non-employee directors of the Company. The purpose of the Directors Stock Option Plan is to attract and retain the best available persons for positions on the Company’s Board of Directors.

Under the Directors Stock Option Plan, each non-employee director automatically will receive upon joining the Board of Directors and on the date of each subsequent annual meeting at which he or she is a non-employee director, a Directors Option to purchase such number of Common Shares as determined by dividing U.S. $40,000 by the fair market value of a Common Share on the date of the annual meeting in question.

The exercise price of the shares subject to each Directors Option will be 100% of the fair market value of the shares on the date of grant. Each Directors Option will become exercisable one year from the date of grant of the Directors Option; provided, however, that if prior to such date the participant terminates his or her service on the Board of Directors on account of death or disability, then the Directors Option will become exercisable in full on the date of such termination of service. Each Directors Option will terminate five years from the date of grant of the Directors Option. In addition, each Directors Option provides that, until the non-employee director resigns or does not stand for re-election, a non-employee director may only sell up to 50% of the shares received upon exercise of a Directors Option.

2004 Employee Long-term Incentive Plan

In February 2005, the Board of Directors approved the 2004 Employee Long-term Incentive Plan (“LTI Plan”) which authorizes the grant of phantom shares to management and employees of the Company. The Board of Directors is ultimately responsible for the LTI Plan and has designated overall responsibility for the LTI Plan to the Compensation Committee. The number of phantom shares issued and outstanding as of December 31, 2005, was approximately 43,000, which if paid out on December 31, 2005, would have had a value of $1.4 million.

All grants made under the LTI Plan have a three-year term ending on December 31, 2006. Grants are subject to performance vesting conditions. Vesting will occur on December 31, 2006, if pre-set performance objectives for revenue and operating income are satisfied. Payments with respect to each grant under the LTI Plan will be made in cash, on or about March 31, 2007, subject to approval of the December 31, 2006 year end audited financial results. The value of a phantom share at the time of payment will be based on a 20-day average of the closing price of NovAtel Common Shares.

The LTI Plan will be liquidated and amounts payable to participants will be paid out in the event of a change of control of NovAtel. The amount payable will be pro rated based on months of completed service within the LTI Plan term and relative success in achieving the performance targets to the most recently completed quarter.

Management Employment Contracts

Jonathan W. Ladd, Werner Gartner and Patrick C. Fenton have employment contracts which provide for, among other things, industry standard covenants in the Company’s favour, including non-competition covenants for one year following termination. The contracts also provide that the Company can terminate an officer without cause upon which event the officer is entitled to payments ranging from one to one and one-half times his annual salary plus accelerated vesting of certain options, depending on the contract. In addition, the contracts contain provisions relating to payments and accelerated vesting of stock options upon a termination within a certain amount of time of a change of control of the Company, with payments ranging from one and one-half to two times salary, depending on the contract.

Equity Compensation Plan Information

The following table gives information about the Company’s shares that may be issued upon the exercise of options, under all of the Company’s equity compensation plans as of December 31, 2005.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Available for Future Issuance Under Equity Compensation Plans(1)(2)
Equity compensation plans approved by security holders	583,704	U.S. $7.46	377,646
Equity compensation plans not approved by security holders	—	—	—

(1)	Amount represents 338,801 Common Shares of the Company available for future issuance under the Company’s Employee Stock Option Plan and 38,845 Common Shares of the Company available for future issuance under the Company’s Directors Stock Option Plan at December 31, 2005.

(2)	The Company granted 142,450 options to purchase Common Shares to employees on April 28, 2006. The options have an exercise price of U.S. $39.58, vest over four years and expire five years from the date of grant.

CONFIRMATION OF AMENDMENTS TO BY-LAWS

On June 6, 2006, the Board of Directors approved an amendment of general By-Law No. 1 for the Company (“By-Law No. 1’’) and authorized its submission to the shareholders for confirmation. Amended By-Law No. 1 deals with the conduct of the business and affairs of the Company. It is substantially similar to the previous By-Law No. 1 but is updated to conform to changes to the Canadian Business Corporations Act (“CBCA”) since the By-law No. 1 was last amended and to include a number of administrative changes. The amendments include providing for the election of officers as needed rather than annually and amending the signatories required to execute contracts and other documents on behalf of the Company. The text of the Amended By-Law No. 1 is attached hereto as Schedule II.

Pursuant to the CBCA, the Board of Directors of the Company has the authority to make, amend or repeal any of the Company’s by-laws and is required to submit such by-laws, or such amendment or repeal of by-laws, to the shareholders at the next meeting of shareholders. The shareholders may, by ordinary resolution, confirm, reject or amend such by-laws, their amendment or repeal.

At the Annual Meeting, the holders of Common Shares will be asked to approve the following ordinary resolution confirming By-Law No. 1 (the “By-Law Resolution”):

“BE IT RESOLVED THAT By-law No. 1, as amended in the form attached as Schedule II hereto, being a CBCA by-law relating generally to the transaction of the business and affairs of the Company is hereby approved and confirmed, and

BE IT FURTHER RESOLVED THAT any officer or director of the Company be and each of them is hereby authorized, for and on behalf of the Company, to execute and deliver such other documents and instruments and take such other actions as such officer or director may determine to be necessary or advisable to implement this resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of any such documents or instruments and the taking of any such action.”

To be effective, the By-Law Resolution must be approved by a majority of votes cast by holders of Common Shares present in person or represented by proxy at the Meeting. The persons designated as proxyholders in the accompanying form of proxy will vote Common Shares represented by such forms of proxy, properly executed, for the By-Law Resolution unless otherwise specifically directed.

THE BOARD OF DIRECTORS RECOMMENDS THE ADOPTION OF THE BY-LAW RESOLUTION.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors reviews and recommends the compensation arrangements for the executive officers of the Company and administers the Company’s stock option plans and performance incentive plans. During 2005, the members of the Compensation Committee were David E. Vaughn, Richard D. Orman and Robert J. Iverach.

Executive compensation is composed of three components: base salary, annual performance bonuses and long-term incentive awards. In setting each of these components, the Compensation Committee reviews comparative compensation data of peer companies comparable in size and industry in the U.S. and Canada.

The Compensation Committee reviews and sets the base salary for Mr. Ladd and reviews and approves the base salaries of the other executive officers. The CEO participates in the same programs and receives compensation based on the same factors as the other executive officers. However, the CEO’s overall compensation reflects a greater degree of policy and decision making authority and a higher level of responsibility with respect to the strategic direction and financial and operational results of the Company. The annual base salary of Mr. Ladd was $300,000, as of December 31, 2005.

In 2005, the Compensation Committee approved an annual bonus plan for senior management, based on achieving certain levels of operating profit. Each year, the Compensation Committee considers the Company’s performance from the prior year and objectives as well as expectations for the Company in the upcoming year. The amount of bonus payable under the 2005 plan was based on achieving certain levels of operating profit relative to targets established by the Compensation Committee. In 2005, the level of operating income exceeded the target by 41% and resulted in a bonus awarded to Mr. Ladd of $242,500. In recent prior years, annual performance bonuses were awarded based on the executives’ relative success in achieving or exceeding operating profit targets.

The long-term incentive awards, consisting of stock options and phantom shares, are awarded to the executive officers at the discretion of the Compensation Committee. The Compensation Committee views stock options and phantom shares as an important component of its long-term performance based compensation philosophy. Stock options and phantom shares are granted to the executive officers to achieve the objectives of motivating long-term performance, retaining of executive officers and creating value for shareholders. In 2005, Mr. Ladd was granted 14,500 stock options that vest over four years, have a five year life and an exercise price of U.S. $19.61, which was established as 115% of the market price of the Common Shares on the date of grant. The Compensation Committee established the exercise price at 115% of the market price to only reward Mr. Ladd if the market price of the Common Shares increases by more than 15% during the option term.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:
June 6, 2006

David E. Vaughn, Chair Richard D. Orman Robert J. Iverach

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of three directors, Joel A. Schleicher, Richard D. Orman and Charles R. Trimble. All members of the Audit Committee are “independent directors”, as defined in Rule 4200 of the NASD listing standards, and Mr. Schleicher is the Company’s “audit committee financial expert”, as determined under Regulation S-K Item 401(h) of the Securities Exchange Act of 1934.

The Board of Directors and the Audit Committee have adopted a written charter of the Audit Committee. The Board of Directors and the Audit Committee review and assess the adequacy of the charter on an annual basis. A copy of the charter is included as Schedule I to this Proxy Statement.

The Audit Committee held five meetings in 2005. The meetings were held for those purposes as set out in the adopted written charter and to facilitate communications between the Audit Committee, management and the Company’s independent auditors, Deloitte & Touche LLP.

During these meetings, the Audit Committee reviewed and discussed with management the Company’s quarterly financial results and annual audited financial statements prior to release, filing or distribution. The discussions also included those matters that the Statement on Auditing Standards No. 61 (Communication with Audit Committees) required addressing with the independent auditors. The Company’s independent auditors also provided the Audit Committee with the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors their independence. Based on these discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2005 filed with the U.S. Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:
June 6, 2006

Joel A. Schleicher, Chair Richard D. Orman Charles R. Trimble

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On April 17, 1998, CMC Electronics purchased approximately 58% of the Company’s total shares outstanding from the Company’s former principal shareholders. On April 11, 2001, an investor group led by ONCAP L.P. (“ONCAP”) acquired control of the Company through the acquisition of CMC Electronics. From January 2005 to August 2005, CMC Electronics sold all of its Common Shares of the Company.

On May 14, 2003, the Company acquired CMC Electronics’ non-aviation L1 GPS OEM product line. The purchase price was comprised of $150,000 at closing and $600,000 payable over time as a royalty on the revenue generated by this product line. To date, the Company has paid $564,000 of royalty payments to CMC Electronics. The Company expects the remaining $36,000 royalty payment will be paid in 2006. The transaction was reviewed and approved by a committee of independent directors of the Board of Directors of the Company.

During the first quarter of 2005, the Company sold $124,000 of products to CMC Electronics, and charged $241,000 in royalties related to the development of a certified aviation GPS receiver. CMC Electronics charged the Company $10,000 in equipment service charges in the first quarter 2005. From January 2005 through August 2005, CMC Electronics sold its interest in NovAtel, does not maintain any representation on the Company’s Board of Directors and therefore is not considered to be a related party, effective May 11, 2005.

The Company and CMC Electronics entered into a strategic co-operation agreement on April 5, 2004, to jointly develop new technology for GPS aviation solutions. The initial term of the agreement is ten years. Under the terms of the agreement, NovAtel has agreed to develop and supply global positioning products and technology to CMC Electronics. In addition, NovAtel has agreed to restrictions on its ability to sell its global positioning products and technology to certain specified markets, in consideration for the payment of certain minimum royalty payments. The transaction was reviewed and approved by a committee of independent directors of the Board of Directors of the Company.

Indebtedness of Directors and Executive Officers

No executive officer or director of the Company, or any of their associates or affiliates, are or have been indebted to the Company since the commencement of the last completed financial year of the Company, nor have any of the foregoing been the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company or any of its subsidiaries since the commencement of the last completed financial year.

PERFORMANCE GRAPH

The following graph compares the percentage change in the Company’s cumulative total shareholder return on its Common Shares for the period from December 31, 2000 to December 31, 2005 with the cumulative total return of the Nasdaq Composite Total Return Index (U.S.), as re-stated, and Standard & Poor’s 500 Technology Information Index.

The comparisons in the graph below are based on historical data and are not indicative of, or intended to forecast, the possible future performance of the Company’s Common Shares.

OWNERSHIP OF DIRECTORS, OFFICERS AND PRINCIPAL SHAREHOLDERS

The following table sets forth the ownership as of June 1, 2006 of those persons known to the Company to own beneficially, directly or indirectly or to exercise control or direction over shares of more than 5% of the Company’s Common Shares, each director, the Named Executive Officers and all directors and executive officers as a group:

	Shares Beneficially Owned
Name	Shares	Percent
Wellington Management Company, LLP(1)	587,381	7.0%
Essex Investment Management Co., LLC(2)	548,840	6.5%
Patrick C. Fenton(3)	73,400	*
Werner Gartner(4)	58,500	*
Farlin A. Halsey(5)	11,250	*
Robert J. Iverach	—	—
Jonathan W. Ladd(6)	63,625	*
Richard D. Orman	—	—
Graham C. Purves(7)	25,173	*
Joel A. Schleicher(8)	5,250	*
Charles R. Trimble(9)	7,000	*
David E. Vaughn	—	—
All directors and executive officers as a group (ten persons)(10)	244,198	2.8%

*	Less than 1%.

(1)	The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts, USA, 02109.

Based on a Schedule 13F filed on May 15, 2006.

(2)	The address of Essex Investment Management Co., LLC is 125 High St., 29th Floor, Boston, Massachusetts, USA, 02110. Based on a Schedule 13F filed on May 16, 2006.

(3)	Represents vested stock options to purchase 73,400 Common Shares of the Company as of June 1, 2006.

(4)	Includes vested stock options to purchase 40,500 Common Shares of the Company as of June 1, 2006.

(5)	Represents vested stock options to purchase 11,250 Common Shares of the Company as of June 1, 2006.

(6)	Includes vested stock options to purchase 43,625 Common Shares of the Company as of June 1, 2006.

(7)	Represents vested stock options to purchase 25,173 Common Shares of the Company as of June 1, 2006.

(8)	Represents vested stock options to purchase 5,250 Common Shares of the Company as of June 1, 2006.

(9)	Represents vested stock options to purchase 7,000 Common Shares of the Company as of June 1, 2006.

(10)	Includes vested stock options to purchase 206,198 Common Shares of the Company as of June 1, 2006.

AUDITORS

At the Annual Meeting, the shareholders will vote on the approval of the appointment of Deloitte & Touche LLP, independent chartered accountants, as independent auditors to audit the consolidated financial statements of the Company for the fiscal year begun January 1, 2006. Deloitte & Touche LLP have been the Company’s auditors since June 2002. Arthur Andersen LLP were the Company’s auditors from May 1992 to June 2002. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The following table sets forth the aggregate fees billed to the Company by Deloitte & Touche LLP for the years ended December 31, 2004 and December 31, 2005:

Fees	2004	2005
Audit Fees(1)	$361,095	$306,058
Audit-Related Fees(2)	—	36,570
Tax Fees(3)	34,012	91,242
Other Fees(4)	—	—
Total Fees	$395,107	$433,870

(1)	“Audit Fees” consist of fees billed for professional services rendered in connection with the audit of the Company’s consolidated annual financial statements, review of the Company’s quarterly financial statements and the quarterly and annual regulatory filings thereon. Includes $159,530 related to a proposed public offering of the Company’s shares in May 2004.

(2)	“Audit-Related Fees” consist of fees for professional services rendered in connection with financial accounting and reporting consultations.

(3)	“Tax Fees” consist of fees billed for professional services rendered for tax compliance and tax advice. These services include preparation of the Company’s income tax returns, employee-related tax issues and excise tax matters.

(4)	“Other Fees” consist of fees for products and services other than the services reported above.

Effective February 13, 2003, the Audit Committee required pre-approval of all audit and permissible non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditors, subject to the de-minimus exception for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934.

The Audit Committee reviews all non-audit related services provided by the independent auditors to the Company, at each quarterly meeting. The Audit Committee approved 100% of the non-audit related services provided in 2005.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE APPOINTMENT OF THE AUDITORS.

OTHER MATTERS

As of the date of this Proxy Statement, there are no other matters which management intends to present or has reason to believe others will present to the meeting. If other matters properly come before the meeting, those who act as proxies will vote in accordance with their judgment.

SHAREHOLDER PROPOSALS

If any shareholder intends to present a proposal for action at the Company’s 2007 Annual Meeting and wishes to have such proposal set forth in management’s proxy statement, such shareholder must forward the proposal to the Company so that it is received on or before March 22, 2007. Proposals should be addressed to the Company at 1120–68th Avenue N.E., Calgary, Alberta, Canada, T2E 8S5, Attention: Corporate Secretary.

COST OF SOLICITATION

All expenses in connection with the solicitation of this proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to shareholders, will be paid by the Company. It is expected that the solicitation will be primarily by mail. Proxies may also be solicited by personal interviews, telephone or other telecommunication device, by directors, officers and employees of the Company, who will not be specifically remunerated therefor.

APPROVAL BY BOARD OF DIRECTORS

A copy of the circular has been sent to each director, each shareholder whose proxy is solicited and the auditor of the Corporation.

The Board of Directors of the Company has approved the contents of this Proxy Statement and its sending to the shareholders.

Dated: June 6, 2006

By Order of the Board of Directors

Werner Gartner, Corporate Secretary

Schedule I

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I.	Audit Committee Purpose

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

—	Monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and legal compliance.

—	Monitor the independence and performance of the Company’s independent auditors.

—	Provide an avenue of communication among the independent auditors, management and the Board of Directors.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company’s expense, special legal, accounting or other consultants or experts it deems necessary in the performance of its duties. The Audit Committee has the authority to communicate directly and indirectly with internal and external auditors.

II.	Audit Committee Composition and Meetings

The Audit Committee shall be comprised of a minimum of three directors as determined by the Board, each of whom shall be independent, non-executive directors, as defined by and to the extent required by the rules of the National Association of Securities Dealers, Inc. and the SEC; provided that as long as the Company is a “foreign private issuer” (as defined the SEC rules) one member of the Committee may be exempt from the requirements of SEC Rule 10A-3(b)(1)(ii)(B) (which prevents “affiliated persons” from sitting on the Committee) if (1) that member is an affiliate of the foreign private issuer or a representative of such an affiliate, (2) that member has only observer status on, and is not a voting member or the chair of, the Committee, and (3) neither the member nor the affiliate is an executive officer of the foreign private issuer. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

The members of the Committee may designate a Chair by majority vote of the Committee membership.

The Audit Committee will meet as often as it determines, but not less frequently than quarterly. The Audit Committee will meet separately with the Chief Executive Officer and the Chief Financial Officer of the Company at least quarterly to review the financial affairs of the Company. The Audit Committee will meet with the independent auditor of the Company at least quarterly, including upon the completion of the annual audit to review the independent auditor’s examination and management report, outside the presence of management, and at such other times as it deems appropriate.

III.	Audit Committee Responsibilities and Duties

Review Procedures

1.	Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

2.	Review the Company’s annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgments.

3.	In consultation with management and the independent auditors, consider the integrity of the Company’s financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors together with management responses.

4.	Review with management and the independent auditors the company’s quarterly financial results prior to the release of earnings and/or the company’s quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61. The Chair may represent the entire Audit Committee for purposes of this review.

5.	Review the disclosures made to the Audit Committee by the Company’s Chief Executive Officer and Chief Financial Officer in connection with the certification requirements for the Company’s periodic reports on Form 20-F with respect to any significant deficiencies in the design or operation of internal control over financial reporting or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal control over financial reporting.

6.	Discuss with management and the Company’s independent auditors any significant changes to generally accepted accounting principles (“GAAP”), SEC or other regulatory accounting policies or standards and any off-balance sheet structures that could impact the Company’s financial statements.

7.	Review and discuss with the independent auditors and management the auditor’s reports describing all critical accounting policies and practices to be used, alternative GAAP methods discussed with management, the ramifications of using such alternative methods and the auditor’s preferred method, and any other material communications between the auditor and management.

8.	Oversee the adequacy of the Company’s system of internal control over financial reporting, including obtaining reports from the independent auditor regarding such controls and reviewing any significant findings and recommendations of the independent auditors and management’s responses, including any special remedial steps adopted to address material control deficiencies.

Independent Auditors

9.	The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

10.	Approve the fees and other compensation to be paid to the independent auditors.

11.	On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors’ independence. When there is to be a change of auditor, the Committee will review all issues related to the change.

12.	Review the plan for and the scope of the audit and related services, and pre-approve all audit and permissible non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditors, subject to the de-minimus exception for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are approved by the Audit Committee prior to the completion of the audit.

13.	Prior to releasing the year end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

14.	Consider the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

15.	Review any problems experienced by the independent auditor in performing the audit, including any restrictions imposed by management or significant accounting issues on which there was a disagreement with management.

Legal Compliance

16.	On at least an annual basis, review with the Company’s counsel, any legal matters that could have a significant impact on the organization’s financial statements, the Company’s compliance with applicable laws and regulations and inquiries received from regulators or government agencies.

Other Audit Committee Responsibilities

17.	Annually prepare a report to shareholders as required by the SEC. The report should be included in the Company’s annual proxy statement.

18.	Perform any other activities consistent with this Charter, the Company’s by-laws and governing law, as the Committee or Board deems necessary or appropriate.

19.	Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

20.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

21.	Establish procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters, and establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

22.	Review and pre-approve all transactions between the Company and related parties other than compensation transactions. Related parties mean any director or executive officer of the Company; any nominee for election as a director; any security holder who is known to own of record or beneficially more than five percent of any class of the Company’s voting securities; and any member of the immediate family of any of the foregoing persons.

In addition to the above responsibilities, the Audit Committee will undertake such other duties as the Board delegates to it or that are required by applicable laws, rules and regulations.

The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals will be presented to the full Audit Committee at its next scheduled meeting.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditors.

Schedule II

NOVATEL INC.

AMENDED BY-LAW NO. 1

A by-law relating generally to the conduct of the affairs of NovAtel Inc.

BE IT ENACTED as a by-law of NovAtel Inc. (hereinafter called the “Corporation”) as follows:

DEFINITIONS

1.	In this by-law and all other by-laws of the Corporation, unless the context otherwise specifies or requires:

a.	“Act” means the Canada Business Corporations Act, as from time to time amended, and every statute that may be substituted therefor and, in the case of such amendment or substitution, any reference in the by-laws of the Corporation shall be read as referring to the amended or substituted provisions therefor;

b.	“by-laws” means any by-law of the Corporation from time to time in force and effect;

c.	all terms contained in the by-laws which are defined in the Act shall have the meanings given to such terms in the Act;

d.	words importing the singular number only shall include the plural and vice-versa; words importing the masculine gender shall include the feminine and neuter genders; words importing persons include individuals, bodies corporate, partnerships, trusts and unincorporated organizations;

e.	the headings used in the by-laws are inserted for reference purposes only and are not to be considered or taken into account in construing the terms or provisions thereof or to be deemed in any way to clarify, modify or explain the effect of any such terms or provisions.

REGISTERED OFFICE

2.	The Corporation may from time to time by resolution of the directors, change the address of the registered office of the Corporation within the province specified in its articles.

SEAL

3.	The Corporation may, but need not, have a corporate seal. An instrument or agreement executed on behalf of the Corporation by a director, an officer or an agent of the Corporation is not invalid merely because the corporate seal, if any, is not affixed thereto.

DIRECTORS

4.	Number and powers. The number of directors, or the minimum and maximum number of directors of the Corporation, is set out in the articles of the Corporation. At least 25% of the directors shall be resident Canadians. Subject to any unanimous shareholder agreement, the directors shall manage or supervise the management of the business and affairs of the Corporation and may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation and are not expressly directed or required to be done in some other manner by the Act, the articles, the by-laws, any special resolution of the Corporation, a unanimous shareholder agreement or by statute.

Notwithstanding any vacancy among the directors, the remaining directors may exercise all the powers of the board so long as a quorum of the board remains in office.

Subject to subsections 111(1), (2), (4) and (5) of the Act and to the Corporation’s articles, where there is a quorum of directors in office and a vacancy occurs, the directors remaining in office may appoint a qualified person to hold office for the unexpired term of his predecessor.

5.	Duties. Every director and officer of the Corporation in exercising his powers and discharging his duties shall:

a.	act honestly and in good faith with a view to the best interests of the Corporation; and

b.	exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Every director and officer of the Corporation shall comply with the Act, the regulations thereunder, the Corporation’s articles and by-laws and any unanimous shareholder agreement.

6.	Qualification. Every director shall be an individual 18 or more years of age and no one who is of unsound mind and has been so found by a court in Canada, or elsewhere, or who has the status of a bankrupt shall be a director.

7.	Term of Office. A director’s term of office (subject to the provisions, if any, of the Corporation’s articles, and subject to his election for an expressly stated term) shall be from the date of the meeting at which he is elected or appointed until the close of the annual meeting of shareholders next following his election or appointment or until his successor is elected or appointed.

8.	Vacation of office. The office of a director shall be vacated if:

a.	he dies or sends to the Corporation a written resignation and such resignation, if not effective upon receipt by the Corporation, becomes effective in accordance with its terms;

b.	he is removed from office;

c.	he becomes bankrupt; or

d.	he is found by a court in Canada or elsewhere to be of unsound mind.

9.	Election and removal. Directors shall be elected by ordinary resolution. Except for those directors elected for an expressly stated term, all the directors then in office shall cease to hold office when their successors are elected. Any director shall, if qualified, be eligible for re-election. The shareholders of the Corporation may by ordinary resolution at an annual or special meeting remove any director before the expiration of his term of office and may, by a majority of the votes cast at the meeting, elect any person in his stead for the remainder of his term.

Whenever at any election of directors of the Corporation the number or the minimum number of directors required by the articles is not elected by reason of the disqualification, incapacity or the death of any candidates, the directors elected at that meeting may exercise all the powers of the directors if the number of directors so elected constitutes a quorum pending the holding of a meeting of shareholders in accordance with subsection 111(2) of the Act.

A retiring director shall cease to hold office at the close of the meeting at which his successor is elected unless such meeting was called for the purpose of removing him from office as a director in which case the director so removed shall vacate the office forthwith upon the passing of the resolution for his removal.

10.	Validity of acts. An act done by a director or by an officer is not invalid by reason only of any defect that is thereafter discovered in his appointment, election or qualification.

MEETINGS OF DIRECTORS

11.	Place of meeting. Meetings of directors and of any committee of directors may be held at any place within or outside Canada and in any financial year a majority of the meetings of the board of directors need not be held at a place within Canada. A meeting of directors may be convened by the Chairman of the Board (if any), the Chief Executive Officer or any director at any time and the Secretary shall upon direction of any of the foregoing convene a meeting of directors.

12.	Notice. Notice of the time and place for the holding of any such meeting shall be sent to each director not less than two days (exclusive of the day on which the notice is sent but inclusive of the day for which notice is given) before the date of the meeting; provided that meetings of the directors or of any committee of directors may be held at any time without formal notice if all the directors are present (except where a director attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called) or if all the absent directors have waived notice.

Notice of the time and place for the holding of any meeting of directors or any committee of directors may be given by telephone or by delivery, telegraph, cable, telex or other electronic means that produces a written copy.

For the first meeting of directors to be held following the election of directors at an annual or special meeting of the shareholders or for a meeting of directors at which a director is appointed to fill a vacancy in the board, no notice of such meeting need be given to the newly elected or appointed director or directors in order for the meeting to be duly constituted, provided a quorum of the directors is present.

13.	Waiver of notice. Notice of a meeting of directors or of any committee of directors or any irregularity in a meeting or in the notice thereof may be waived in any manner by any director and such waiver may be validly given either before or after the meeting to which such waiver relates. Attendance of a director at a meeting of directors is a waiver of notice of the meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

14.	Telephone participation. Where all the directors of the Corporation present at or participating in the meeting consent thereto (either before, during or after the meeting), a director may participate in a meeting of directors or of any committee of directors by means of such telephone, electronic or other communications facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and a director participating in a meeting by such means shall be deemed for the purposes of the Act to be present at that meeting. If the majority of the directors participating in the meeting are then in Canada, the meeting shall be deemed to be held in Canada.

15.	Adjournment. Any meeting of directors or of any committee of directors may be adjourned from time to time by the chairman of the meeting, with the consent of the meeting, to a fixed time and place and no notice of the time and place for the holding of the adjourned meeting need be given to any director if the time and place of the adjourned meeting is announced at the original meeting. Any adjourned meeting shall be duly constituted if held in accordance with the terms of the adjournment and a quorum is present thereat. The directors who formed a quorum at the original meeting are not required to form the quorum at the adjourned meeting. If there is no quorum present at the adjourned meeting, the original meeting shall be deemed to have terminated forthwith after its adjournment.

16.	Quorum and voting. A majority of the number of directors or minimum number of directors required by the articles shall constitute a quorum for the transaction of business. Subject to subsection 111(1) and subsection 114(4) of the Act, no business shall be transacted by the directors except at a meeting of directors at which a quorum is present and at which at least 25% of the directors present are resident Canadians, or, where the Corporation has fewer than four directors, at which one of the directors present is a resident Canadian. Questions arising at any meeting of directors shall be decided by a majority of votes. In case of an equality of votes, the chairman of the meeting in addition to his original votes shall not have a second or casting vote.

COMMITTEES OF DIRECTORS

17.	General. The directors may from time to time appoint from their number a committee of directors and may delegate to such committee any of the powers of the directors, except that no such committee shall have the authority to:

a.	submit to the shareholders any question or matter requiring the approval of the shareholders;

b.	fill a vacancy among the directors or in the office of auditor or appoint or remove any of the chief executive officer, however designated, the chief financial officer, however designated, the chairman or the president of the Corporation;

c.	subject to section 189 of the Act, issue securities except in the manner and on the terms authorized by the directors;

d.	declare dividends;

e.	purchase, redeem or otherwise acquire shares issued by the Corporation;

f.	pay a commission referred to in section 41 of the Act;

g.	approve a management information circular referred to in Part XIII of the Act;

h.	approve a take-over bid circular, directors’ circular, or issuer bid circular referred to in Part 14 of the Securities Act (Alberta);

i.	approve any financial statements referred to in clause 155(1)(a) of the Act and Part 12 of the Securities Act (Alberta); or

j.	adopt, amend or repeal by-laws.

18.	Audit Committee. If the Corporation has distributed shares to the public as defined in subsection 2(7) of the Act, the board of directors shall, and otherwise the directors may, elect annually from among their number an audit committee to be composed of not fewer than three directors, a majority of whom are not officers or employees of the Corporation or any of its affiliates, to hold office until the next annual meeting of the shareholders.

Each member of the audit committee shall serve during the pleasure of the board of directors and, in any event, only so long as he shall be a director. The directors may fill vacancies in the audit committee by election from among their number.

The audit committee shall have power to fix its quorum at not less than a majority of its members and to determine its own rules of procedure subject to any regulations imposed by the board of directors from time to time and to the following paragraph.

The auditor of the Corporation is entitled to receive notice of every meeting of the audit committee and, at the expense of the Corporation, to attend and be heard thereat; and, if so requested by a member of the audit committee, shall attend every meeting of the committee held during the term of office of the auditor. The auditor of the Corporation or any member of the audit committee may call a meeting of the committee.

The audit committee shall review the financial statements of the Corporation and shall report thereon to the board of directors of the Corporation prior to approval thereof by the board of directors and shall have such other powers and duties as may from time to time by resolution be assigned to it by the board.

REMUNERATION OF DIRECTORS,
OFFICERS AND EMPLOYEES

19.	The remuneration to be paid to the directors of the Corporation shall be such as the directors shall from time to time by resolution determine and such remuneration shall be in addition to the salary paid to any officer or employee of the Corporation who is also a director. The directors may also by resolution award special remuneration to any director in undertaking any special services on the Corporation’s behalf other than the normal work ordinarily required of a director of a corporation. The confirmation of any such resolution or resolutions by the shareholders shall not be required. The directors may fix the remuneration of the officers and employees of the Corporation. The directors, officers and employees shall also be entitled to be paid their travelling and other expenses properly incurred by them in connection with the affairs of the Corporation.

SUBMISSION OF CONTRACTS OR TRANSACTIONS
TO SHAREHOLDERS FOR APPROVAL

20.	The directors in their discretion may submit any contract, act or transaction for approval ratification or confirmation at any meeting of the shareholders called for the purpose of considering the same and any contract, act or transaction that shall be approved, ratified or confirmed by resolution passed by a majority of the votes cast at any such meeting (unless any different or additional requirement is imposed by the Act or by the Corporation’s articles or by-laws) shall be as valid and as binding upon the Corporation and upon the shareholders as though it had been approved, ratified and/or confirmed by every shareholder of the Corporation.

FOR THE PROTECTION OF DIRECTORS AND OFFICERS

21.	No director or officer for the time being of the Corporation shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee or for joining in any receipt or act for conformity or for any loss, damage or expense suffered or incurred by the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Corporation shall be placed out or invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or corporation including any person, firm or corporation with whom or which any moneys, securities or effects shall be lodged or deposited or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets belonging to the Corporation or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his respective office of trust or in relation thereto, unless the same shall happen by or through his failure to exercise the powers and to discharge the duties of his office honestly and in good faith with a view to the best interests of the Corporation, and in connection therewith to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances, provided that nothing herein contained shall relieve a director or officer from the duty to act in accordance with the Act or regulations made thereunder or relieve him from liability for a breach thereof. The directors for the time being of the corporation shall not be under any duty or responsibility in respect of any contract, act or transaction whether or not made, done or entered into in the name or on behalf of the Corporation, except such as shall have been submitted to and authorized or approved by the board of directors. If any director or officer of the Corporation shall be employed by or shall perform services for the Corporation otherwise than as a director or officer or shall be a member of a firm or a shareholder, director or officer of a body corporate which is employed by or performs services for the Corporation, the fact of his being a shareholder, director or officer of the Corporation shall not disentitle such director or officer of such firm or body corporate, as the case may be, from receiving proper remuneration for such services.

INDEMNITIES TO DIRECTORS AND OTHERS

22.	Subject to subsections 124(2) and (3) of the Act, the Corporation shall indemnify a director or officer of the Corporation who is a director or officer of the Corporation on or after the date of the adoption of this by-law by the board of directors, or a person who acts at the Corporation’s request as a director or officer of a body corporate of which the Corporation is a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal, investigative or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of such corporation or body corporate, if

a.	he acted honestly and in good faith with a view to the best interests of the Corporation; and

b.	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

The Corporation is hereby authorized to execute agreements evidencing its indemnity in favour of the foregoing persons to the full extent permitted by law.

OFFICERS

23.	Appointment of officers. The directors shall as often as may be required appoint a Chief Executive Officer and a Secretary and if deemed advisable or required by law may as often as may be required appoint a Chairman of the Board, one or more Vice-Presidents, a Chief Financial Officer and one or more Assistant Secretaries and/or one or more Assistant Treasurers. The directors may from time to time appoint such other officers, employees and agents as they shall deem necessary who shall have such authority and shall perform such functions and duties as may from time to time be prescribed by resolution of the directors. None of such officers, except the Chairman of the Board, need be a director of the Corporation. Any director may be appointed to any office of the Corporation. Two or more of such offices may be held by the same person.

24.	Removal of officers, etc. All officers, employees and agents, in the absence of agreement to the contrary, shall be subject to removal by resolution of the directors at any time, with or without cause.

25.	Duties of officers may be delegated. In case of the absence or inability or refusal to act of any officer of the Corporation or for any other reason that the directors may deem sufficient, the directors may delegate all or any of the powers of such officer to any other officer or to any director for the time being.

26.	Chairman of the Board. The Chairman of the Board (if any), shall when present preside at all meetings of the directors, any committee of the directors and shareholders, shall sign such documents as may require his signature in accordance with the by-laws of the Corporation and shall have such other powers and shall perform such other duties as may from time to time be assigned to him by resolution of the directors or as are incident to his office.

27.	Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation and shall exercise general supervision over the business and affairs of the Corporation. In the absence of the Chairman of the Board (if any), and if the Chief Executive Officer is also a director of the Corporation, the Chief Executive Officer shall, when present, preside at all meetings of the directors, any committee of the directors and shareholders; he shall sign such contracts, documents or instruments in writing as require his signature and shall have such other powers and shall perform such other duties as may from time to time be assigned to him by resolution of the directors or as are incident to his office.

28.	Vice-President. The Vice-President or, if more than one, the Vice-Presidents in order of seniority, shall be vested with all the powers and shall perform all the duties of the Chief Executive Officer in the absence or inability or refusal to act of the Chief Executive Officer, provided, however, that a Vice-President who is not a director shall not preside as chairman at any meeting of directors or shareholders. The Vice-President or, if more than one, the Vice-Presidents in order of seniority, shall sign such contracts, documents or instruments in writing as require his or their signatures and shall also have such other powers and duties as may from time to time be assigned to him or them by resolution of the directors.

29.	Secretary. The Secretary shall give or cause to be given notices for all meetings of the directors, any committee of the directors and shareholders when directed to do so and shall have charge of the minute books of the corporation and, subject to the provisions of paragraph 45 hereof, of the documents and registers referred to in subsections 20(1) and (2) of the Act. Subject to the provisions of any resolution of the directors, the Secretary shall have the responsibility for ensuring that the Corporation complies with all rules and regulations of any statutory or regulatory body or similar authority having jurisdiction over the Corporation or any organization of which the Corporation is a member, including any stock exchange, securities exchange or commodities exchange. He shall advise the Corporation of the requirements of such entities and shall assist the directors in the development of policies to ensure compliance therewith. He shall prepare and maintain adequate records to comply with the requirements of any such institution or organization. He shall sign such contracts, documents or instruments in writing as require his signature and shall have such other powers and duties as may from time to time be assigned to him by resolution of the directors or as are incident to his office.

30.	Chief Financial Officer/Controller. Subject to the provisions of any resolution of the directors, the Chief Financial Officer or the Controller shall have the care and custody of all the funds and securities of the Corporation and shall deposit the same in the name of the Corporation in such bank or banks or with such other depositary or depositaries as the directors may by resolution direct. He shall prepare and maintain adequate accounting records. He shall sign such contracts, documents or instruments in writing as require his signature and shall have such other powers and duties as may from time to time be assigned to him by resolution of the directors or as are incident to his office. He may be required to give such bond for the faithful performance of his duties as the directors in their uncontrolled discretion may require and no director shall be liable for failure to require any such bond or for the insufficiency of any such bond or for any loss by reason of the failure of the Corporation to receive any indemnity thereby provided. If the Corporation should appoint both a Chief Financial Officer and a Controller their respective duties shall be allocated between them in such manner as the directors may determine, provided that in such circumstances the Controller shall report to the Chief Financial Officer.

31.	Assistant Secretary and Assistant Treasurer. The Assistant Secretary or, if more than one, the Assistant Secretaries in order of seniority, and the Assistant Treasurer or, if more than one, the Assistant Treasurers in order of seniority, shall perform all the duties of the Secretary and Chief Financial Officer, respectively, in the absence or inability to act of the Secretary or Chief Financial Officer, as the case may be. The Assistant Secretary or Assistant Secretaries, if more than one, and the Assistant Treasurer or Assistant Treasurers, if more than one, shall sign such contracts, documents or instruments in writing as require his or their signatures respectively and shall have such other powers and duties as may from time to time be assigned to them by resolution of the directors.

32.	Vacancies. If the office of Chairman of the Board, Chief Executive Officer, Vice-President, Secretary, Assistant Secretary, Chief Financial Officer, Controller, or Assistant Treasurer, or any other office created by the directors pursuant to paragraph 23 hereof shall be or become vacant by reason of death, resignation or in any other manner whatsoever, the directors shall in the case of the Chief Executive Officer or the Secretary and may in the case of the other officers appoint an officer to fill such vacancy.

SHAREHOLDERS’ MEETINGS

33.	Annual or special meetings. Subject to subsection 142(1) of the Act, the directors of the Corporation,

a.	shall call an annual meeting of shareholders not later than 15 months after holding the last preceding annual meeting but not later than 6 months after the end of the Corporation’s preceding financial year; and

b.	may at any time call a special meeting of shareholders.

34.	Place of meetings. Subject to the Act, the articles and any agreement by the shareholders in accordance with subsection 132 (2) of the Act, a meeting of the shareholders of the Corporation may be held at such place as the directors may determine or, in the absence of such a determination, at the place where the registered office of the Corporation is located.

35.	Notice. A notice stating the day, hour and place of meeting and, if special business is to be transacted thereat, stating (or accompanied by a statement of) (i) the nature of that business in sufficient detail to permit the shareholder to form a reasoned judgment thereon, and (ii) the text of any special resolution or by-law to be submitted to the meeting, shall be served by sending such notice to each person who is entitled to notice of such meeting and who on the record date for notice appears on the records of the Corporation or its transfer agent as a shareholder entitled to vote at the meeting and to each director of the Corporation and to the auditor of the Corporation by prepaid mail not less than 21 days and not more than 60 days (exclusive of the day of mailing and of the day for which notice is given) before the date of every meeting addressed to the latest address of each such person as shown in the records of the Corporation or its transfer agent, or if no address is shown therein, then to the last address of each such person known to the Secretary; provided that a meeting of shareholders may be held for any purpose at any date and time and at any place without notice if all the shareholders—and other persons entitled to notice of such meeting are present in person or represented by proxy at the meeting (except where the shareholder or, such other person attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called) or if all the shareholders and other persons entitled to notice of such meeting and not present in person nor represented by proxy thereat waive notice of the meeting. Notice of any meeting of shareholders or the time for the giving of any such notice or any irregularity in any such meeting or in the notice thereof may be waived in any manner by any shareholder, the duly appointed proxy of any shareholder, any director or the auditor of the Corporation and any other person entitled to attend a meeting of shareholders, and any such waiver may be validly given either before or after the meeting to which such waiver relates.

The auditor of the Corporation is entitled to attend any meeting of shareholders of the Corporation and to receive notices and other communications relating to any such meeting that a shareholder is entitled to receive.

36.	Omission of notice. The accidental omission to give notice of any meeting to or the non-receipt of any notice by any person shall not invalidate any resolution passed or any proceeding taken at any meeting of shareholders.

37.	Record dates for notice of meetings. The directors may fix in advance the date as the record date for the determination of shareholders entitled to receive notice of a meeting of shareholders, but such record date shall not precede by more than 60 days or by less than 21 days the date on which the meeting is to be held and shall then provide notice in accordance with subsection 134(3)..

If no record date is fixed, the record date for the determination of the shareholders entitled to receive notice of a meeting of the shareholders shall be:

a.	at the close of business on the day immediately preceding the day on which notice is given; or

b.	if no notice is given, the day on which the meeting is held.

38.	Means of participation. Any person entitled to attend a meeting of shareholders may participate in the meeting in accordance with subsection 132(4) and the regulations of the Act, by means of a telephonic, electronics or other communication facility that permits all participants to communicate adequately with each other during the meeting, if the Corporation makes available such a communication facility. A person participating in a meeting by such means is deemed to be present at the meeting.

If the directors or shareholders of the Corporation call a meeting of shareholders pursuant to the Act, those directors or shareholders, as the case may be, may determine that the meeting shall be held, in accordance with subsection 132 (5) and the regulations of the Act, entirely by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting.

39.	Votes. Every question submitted to any meeting of shareholders shall be decided in the first instance on a show of hands and in case of an equality of votes the chairman of the meeting shall not, both on a show of hands and at a poll, have a second or casting vote in addition to the vote or votes to which he may be entitled as a shareholder or proxy nominee.

At any meeting, unless a poll is demanded by a shareholder or proxyholder entitled to vote at the meeting, either before or after any vote by a show of hands, a declaration by the chairman of the meeting that a resolution has been carried or carried unanimously or by a particular majority or lost or not carried by a particular majority shall be evidence of the fact without proof of the number or proportion of votes recorded in favour of or against the motion.

In the absence of the Chairman of the Board (if any), the Chief Executive Officer and any Vice-President who is a director, the shareholders present entitled to vote shall choose another director as chairman of the meeting and if no director is present or if all the directors decline to take the chair then the shareholders present shall choose one of their number to be chairman.

If at any meeting a poll is demanded on the election of a chairman or on the question of adjournment or termination, the poll shall be taken forthwith without adjournment. If a poll is demanded on any other question or as to the election of directors, the poll shall be taken by ballot in such manner and either at once or later at the meeting or after adjournment as the chairman of the meeting directs. The result of a poll shall be deemed to be the resolution of the meeting at which the poll is demanded. A demand for a poll may be made either before or after any vote by a show of hands and may be withdrawn.

When two or more persons hold the same share or shares jointly, any one of such persons present at a meeting of shareholders has the right, in the absence of the other or others, to vote in respect of such share or shares, but if more than one of such persons are present or represented by proxy and vote, they shall vote together as one on the share or shares jointly held by them.

For the purposes of subsections 138(2) and (3) of the Act, a transferee of the ownership of shares from a person named in a list of shareholders entitled to receive notice of a meeting which is prepared pursuant to subsection 138(1) of the Act may demand up to the time of the commencement of the meeting of shareholders to which the list relates that his name be included in such list of shareholders.

The voting at a meeting of shareholders may be held, in accordance with subsection 141(3) and the regulations of the Act, entirely by means of a telephone, electronic or other communication facility if the Corporation makes available such a communication facility. Any person participating in a meeting of shareholders and entitled to vote at that meeting may vote, in accordance with subsection 141(4) and the regulations of the Act, by the telephonic, electronic or other communication facility that the Corporation has made available for that purpose.

40.	Proxies. Votes at meetings of the shareholders may be given either personally or by proxy. At every meeting at which he is entitled to vote, every shareholder present in person and every proxyholder shall have one vote on a show of hands. Upon a poll at which he is entitled to vote every shareholder present in person or by proxy shall (subject to the provisions, if any, of the Corporation’s articles) have one vote for every share registered in his name.

Every shareholder, including a shareholder that is a body corporate, entitled to vote at a meeting of shareholders may by means of a proxy appoint a proxyholder or proxyholders or one or more alternate proxyholders, who need not be shareholders, as his nominee to attend and act at the meeting in the manner, to the extent and with the authority conferred by the proxy.

A proxy shall be executed by the shareholder or his attorney authorized in writing or, if the shareholder is a body corporate, by an officer or attorney thereof duly authorized.

An instrument appointing a proxyholder may be in the following form or in any form which complies with regulations made under the Act:

“The undersigned shareholder of NovAtel Inc. hereby appoints                          of                          whom failing                         ,                         , of                          as the nominee of the undersigned to attend and act for and on behalf of the undersigned at the meeting of the shareholders of the said Corporation to be held on the    day of                         ,              and at any adjournment thereof in the same manner, to the same extent and with the same power as if the undersigned were personally present at the said meeting or such adjournment thereof.

Dated the    day of                         ,

Signature of Shareholder

This form of proxy must be signed by a shareholder or his attorney authorized in writing or, if the shareholder is a body corporate, by an officer or attorney thereof duly authorized.”

The directors may from time to time pass regulations regarding the lodging of instruments appointing a proxyholder at some place or places other than the place at which a meeting or adjourned meeting of shareholders is to be held and for particulars of such instruments to be telegraphed, cabled, telexed, sent in writing or otherwise communicated by electronic means that produces a written copy before the meeting or adjourned meeting to the Corporation or any agent of the Corporation appointed for the purpose of receiving such particulars and providing that instruments appointing a proxyholder so lodged may be voted upon as though the instruments themselves were produced at the meeting or adjourned meeting and votes given in accordance with such regulations shall be valid and shall be counted. The chairman of the meeting of shareholders may, subject to any regulations made as aforesaid, in his discretion accept telegraphic, telex, cable or written communication, or electronic communication that produces a written copy, as to the authority of anyone claiming a vote on behalf of and to represent a shareholder notwithstanding that no instrument of proxy conferring such authority has been lodged with the Corporation, and any votes given in accordance with such telegraphic, telex, cable, written or electronic communication accepted by the chairman of the meeting shall be valid and shall be counted.

41.	Adjournment. The chairman of the meeting may with the consent of the meeting adjourn any meeting of shareholders from time to time to a fixed time and place and if the meeting is adjourned for less than 30 days no notice of the time and place for the holding of the adjourned meeting need be given to any shareholder, other than by announcement at the earliest meeting that is adjourned. If a meeting of shareholders is adjourned by one or more adjournments for an aggregate of 30 days or more, notice of the adjourned meeting shall be given as for an original meeting but, unless the meeting is adjourned by one or more adjournments for an aggregate of more than 90 days, subsection 149(1) of the Act does not apply. Any adjourned meeting shall be duly constituted if held in accordance with the terms of the adjournment and a quorum is present thereat. The persons who formed a quorum at the original meeting are not required to form a quorum at the adjourned meeting. If there is no quorum present at the adjourned meeting, the original meeting shall be deemed to have terminated forthwith after its adjournment. Any business may be brought before or dealt with at any adjourned meeting which might have been brought before or dealt with at the original meeting in accordance with the notice calling the same.

42.	Quorum. A quorum for any meeting of shareholders shall be persons present not being less than two in number and holding or representing by proxy not less than 33-1/3 percent of the issued and outstanding shares of the Corporation for the time being enjoying voting rights at such meeting. The board of directors may in their discretion raise the quorum for any meeting up to 50 percent of the issued and outstanding shares of the Corporation for the time being enjoying voting rights at any meeting by stating the quorum for such meeting in the notice calling the same. If the notice contains no reference to the quorum, the quorum shall be 33-1/3 percent.

SHARES AND TRANSFERS

43.	Issuance. Subject to the articles of the Corporation and any unanimous shareholder agreement, shares in the Corporation may be issued at such time and issued to such persons and for such consideration as the directors may determine.

44.	Security certificates. Security certificates (and the form of transfer power on the reverse side thereof) shall (subject to compliance with section 49 of the Act) be in such form as the directors may from time to time by resolution approve and, subject to subsection 49(5) of the Act, such certificates shall be signed manually by at least one director or officer of the Corporation or by or on behalf of a registrar, transfer agent, branch transfer agent or issuing or other authenticating agent of the Corporation, or by a trustee who certifies it in accordance with a trust indenture, and any additional signatures required on a security certificate may be printed or otherwise mechanically reproduced thereon. Notwithstanding any change in the persons holding an office between the time of actual signing and the issuance of any certificate and notwithstanding that a person signing may not have held office at the date of issuance of such certificate, any such certificate so signed shall be valid and binding upon the Corporation.

45.	Transfer agents. For each class of securities and warrants issued by the Corporation, the directors may from time to time by resolution appoint or remove,

a.	a trustee, transfer agent or other agent to keep the securities register and the register of transfer and one or more persons or agents to keep branch registers; and

b.	a registrar, trustee or agent to maintain a record of issued security certificates and warrants, and subject to section 83 of the Act, one person may be appointed for the purposes of both clauses a. and b. in respect of all securities and warrants of the Corporation or any class or classes thereof.

46.	Surrender of security certificates. Subject to the Act, no transfer of a security issued by the Corporation shall be recorded or registered unless and until (i) the security certificate representing the security to be transferred has been surrendered and cancelled or (ii) if no security certificate has been issued by the Corporation in respect of such share, a duly executed security transfer power in respect thereof has been presented for registration.

47.	Defaced, destroyed, stolen or lost security certificates. In case of the defacement, destruction, theft or loss of a security certificate, the fact of such defacement, destruction, theft or loss shall be reported by the owner to the Corporation or to an agent of the Corporation (if any) acting on behalf of the Corporation, with a statement verified by oath or statutory declaration as to the defacement, destruction, theft or loss and the circumstances concerning the same and with a request for the issuance of a new security certificate to replace the one so defaced, destroyed, stolen or lost. Upon the giving to the Corporation (or, if there be an agent, hereinafter in this paragraph referred to as the “Corporation’s agent”, then to the Corporation and the Corporation’s agent) of an indemnity bond of a surety company in such form as is approved by the directors or by the Chairman of the Board (if any), the Chief Executive Officer, a Vice-President, the Secretary or Chief Financial Officer of the Corporation, indemnifying the Corporation (and the Corporation’s agent if any) against all loss, damage and expense, which the Corporation and/or the Corporation’s agent may suffer or be liable for by reason of the issuance of a new security certificate to such shareholder, and provided the Corporation or the Corporation’s agent does not have notice that the security has been acquired by a bona fide purchaser, a new security certificate may be issued in replacement of the one defaced, destroyed, stolen or lost, if such issuance is ordered and authorized by any one of the Chairman of the Board (if any), the Chief Executive Officer, a Vice-President, the Secretary or the Chief Financial Officer of the Corporation or by resolution of the directors.

DIVIDENDS

48.	The directors may from time to time by resolution declare and the Corporation may pay dividends on its issued shares, subject to the provisions (if any) of the Corporation’s articles.

The directors shall not declare and the Corporation shall not pay a dividend if there are reasonable grounds for believing that:

a.	the Corporation is, or, after the payment, would be unable to pay its liabilities as they become due; or

b.	the realizable value of the Corporation’s assets would thereby be less than the aggregate of its liabilities and stated capital of all classes.

The directors may declare and the Corporation may pay a dividend by issuing fully paid shares of the Corporation or options or rights to acquire fully paid shares of the Corporation and, subject to section 43 of the Act, the Corporation may pay a dividend in money or property.

49.	In case several persons are registered as the joint holders of any securities of the Corporation, any one of such persons may give effectual receipts for all dividends and payments on account of dividends, principal, interest and/or redemption payments on redemption of securities (if any) subject to redemption in respect of such securities.

RECORD DATES

50.	Subject to subsection 134(4) of the Act, the directors may fix in advance a date as the record date for the determination of shareholders (i) entitled to receive payment of a dividend, (ii) entitled to participate in a liquidation or distribution, or (iii) for any other purpose except the right to receive notice of or to vote at a meeting of shareholders, but such record date shall not precede by more than 50 days the particular action to be taken.

If no record date is fixed, the record date for the determination of shareholders for any purpose, other than to establish a record date for the determination of shareholders entitled to receive notice of a meeting of shareholders or to vote, shall be the close of business on the day on which the directors pass the resolution relating thereto.

VOTING SECURITIES IN OTHER ISSUERS

51.	All securities of any other body corporate or issuer of securities carrying voting rights held from time to time by the Corporation may be voted at all meetings of shareholders, bondholders, debenture holders or holders of such securities, as the case may be, of such other body corporate or issuer and in such manner and by such person or persons as the directors of the Corporation shall from time to time determine and authorize by resolution. The duly authorized signing officers of the Corporation may also from time to time execute and deliver for and on behalf of the Corporation proxies and/or arrange for the issuance of voting certificates and/or other evidence of the right to vote in such names as they may determine without the necessity of a resolution or other action by the directors.

NOTICES, ETC.

52.	Service. Any notice or other document required to be given or sent by the Corporation to any shareholder or director of the Corporation shall be delivered personally or sent by prepaid mail or by telegram, fax, telex or other electronic means that produces a written copy addressed to:

a.	the shareholder at his latest address as shown on the records of the Corporation or its transfer agents; and

b.	the director at his latest address as shown in the records of the Corporation.

With respect to every notice or other document sent by prepaid mail it shall be sufficient to prove that the envelope or wrapper containing the notice or other document was properly addressed and put into a post office or into a post office letter box and shall be deemed to be received by the addressee on the fifth day after mailing. Subject to the Act, every notice or other document delivered personally or be telegram, fax or other electronic means to any shareholder or director shall be deemed received by the person to whom it is addressed on the day it is so delivered or sent.

53.	Shares registered in more than one name. All notices or other documents shall, with respect to any shares in the capital of the Corporation registered in more than one name, be given to whichever of such persons is named first in the records of the Corporation and any notice or other document so given shall be sufficient notice or delivery of such document to all the holders of such shares.

54.	Persons becoming entitled by operation of law. Every person who by operation of law, transfer or by any other means whatsoever shall become entitled to any shares in the capital of the Corporation shall be bound by every notice or other document in respect of such shares which prior to his name and address being entered on the records of the Corporation shall have been duly given to the person or persons from whom he derives his title to such shares.

55.	Deceased shareholder. Any notice or other document delivered or sent by post or left at the address of any shareholder as the same appears in the records of the Corporation shall, notwithstanding that such shareholder be then deceased and whether or not the Corporation has notice of his death, be deemed to have been duly served in respect of the shares held by such shareholder (whether held solely or with other persons) until some other person be entered in his stead in the records of the Corporation as the holder or one of the holders thereof and such service shall for all purposes be deemed a sufficient service of such notice or other document on his heirs, executors or administrators and all persons (if any) interested with him is such shares.

56.	Signatures to notices. The signature of any director of officer of the Corporation to any notice may be written, printed or otherwise mechanically reproduced.

57.	Computation of time. Where a given number of days’ notice or notice extending over any period is required to be given under any provisions of the articles or by-laws of the Corporation, the day of service, posting or other communication of the notice shall not be counted in such number of days or other period, and such number of days or other period shall commence on the day following the day of service, posting or other communication of the notice and shall terminate at midnight of the last day of the period except that if the last day of the period falls on a Sunday or holiday the period shall terminate at midnight of the day next following that is not a Sunday or holiday.

58.	Proof of service. A certificate of any officer of the Corporation in office at the time of the making of the certificate or of an agent of the Corporation as to facts in relation to the mailing or delivery or service of any notice or other documents to any shareholder, director, officer or auditor or publication of any notice or other document shall be conclusive evidence thereof and shall be binding on every shareholder, director, officer or auditor of the Corporation, as the case may be.

CHEQUES, DRAFTS, NOTES, ETC.

59.	All cheques, drafts or orders for the payment of money and all notes, acceptances and bills of exchange shall be signed by such officer or officers or other person or persons, whether or not officers of the Corporation and in such manner as the directors may from time to time designate by resolution.

CUSTODY OF SECURITIES

60.	All securities (including warrants) belonging to the Corporation may be issued and held in the name of a nominee or nominees of the Corporation (and if issued or held in the names of more than one nominee shall be held in the names of the nominees jointly with the right of survivorship) and shall be endorsed in blank with endorsement guaranteed in order to enable transfer thereof to be completed and registration thereof to be effected.

EXECUTION OF CONTRACTS, ETC.

61.	Subject to any applicable resolution of the directors in effect from time to time in respect of the execution of contracts, instruments or documents, any instruments, contracts, documents or instruments in writing requiring the signature of the Corporation may be signed by any director or officer of the Corporation together with any other officer or director and all contracts, documents or instruments in writing so signed shall be binding upon the Corporation without any further authorization or formality. The directors are authorized from time to time by resolution to appoint any director, directors, officer or officers or any other person or persons on behalf of the Corporation either to sign contracts, documents or instruments in writing generally or to sign specific contracts, documents or instruments in writing.

The corporate seal of the Corporation may, when required, be affixed to contracts, documents or instruments in writing signed as aforesaid or by an officer or officers, person or persons appointed as aforesaid by resolution of the board of directors.

The term “contracts, documents or instruments in writing” as used in this by-law shall include deeds, mortgages, hypothecs, charges, conveyances, transfers and assignments of property, real or personal, immovable or movable, powers of attorney, agreements, releases, receipts and discharges for the payment of money or other obligations, conveyances, transfers and assignments of securities and all paper writings.

In particular, without limiting the generality of the foregoing, any two of the directors and officers of the Corporation are authorized to sell, assign, transfer, exchange, convert or convey all securities owned by or registered in the name of the Corporation and to sign and execute (under the seal of the Corporation or otherwise) all assignments, transfers, conveyances, powers of attorney and other instruments that may be necessary for the purpose of selling, assigning, transferring, exchanging, converting or conveying any such securities.

The signature or signatures of any such officer or director of the Corporation and/or of any other officer or officers, person or persons appointed as aforesaid by resolution of the directors may, if specifically authorized by resolution of the directors, be printed, engraved, lithographed or otherwise mechanically reproduced upon all contracts, documents or instruments in writing or bonds, debentures or other securities of the Corporation executed or issued by or on behalf of the Corporation and all contracts, documents or instruments in writing or securities of the Corporation on which the signature or signatures of any of the foregoing officers, directors or persons shall be so reproduced, by authorization by resolution of the directors, shall be deemed to have been manually signed by such officers, directors or persons whose signature or signatures is or are so reproduced and shall be as valid to all intents and purposes as if they had been signed manually and notwithstanding that the officers, directors or persons whose signature or signatures is or are so reproduced may have ceased to hold office at the date of the delivery or issue of such contracts, documents or instruments in writing or securities of the Corporation.

ENFORCEMENT OF LIEN FOR INDEBTEDNESS

62.	Unless the Corporation has shares listed on a stock exchange recognized by the Alberta Securities Commission, the Corporation has a lien on shares registered in the name of a shareholder or his legal representative for a debt of that shareholder to the Corporation. The directors of the Corporation may authorize the Corporation to apply any dividends or other distributions paid or payable on or in respect of the share or shares in respect of which the Corporation has such a lien in repayment of the debt of that shareholder to the Corporation.

FINANCIAL YEAR

63.	The financial year of the Corporation shall terminate on such day in each year as the board of directors may from time to time by resolution determine.

By:	/s/ WERNER GARTNER Secretary

Dated this 6th day of June, 2006

						Please Mark Here for Address Change or Comments	☐
						SEE REVERSE SIDE
The proxyholder is instructed to vote as follows:

					FOR	AGAINST	ABSTAIN
(1)	The election of each of the nominees for the Board of Directors named in the accompanying Proxy Statement;		(2)	To appoint Deloitte & Touche LLP as the auditors of NovAtel;	☐	☐	☐
					FOR	AGAINST	ABSTAIN
	FOR	WITHHOLD FROM VOTING FOR ALL nominees	(3)	To approve the amendments to the NovAtel Inc. By-laws;	☐	☐	☐
	☐	☐

If any amendment or variation to the matters identified in the notice of meeting which accompanies this proxy is proposed at the Annual Meeting or any adjournment thereof, or if any other matters properly come before the meeting or any adjournment thereof, this proxy confers discretionary authority to vote on any such amendment or variation or such other matters according to the best judgement of the appointed proxyholder.

or WITHHOLD FROM VOTING FOR the following nominee(s):

The undersigned hereby confers sole authority on the proxyholder to act at the Annual Meeting for and on behalf of and in the name of the undersigned and to cast the number of votes that the undersigned would be entitled to cast if personally present at the Annual Meeting, the undersigned hereby ratifying and confirming and agreeing to ratify and confirm all that the proxyholder may lawfully do by virtue hereof with respect to the resolutions referred to above.

The undersigned hereby revokes any proxy previously given in respect of the Annual Meeting.

Print Name Clearly	Signature	Dated:	, 2006

The signature should correspond exactly with the name appearing on the certificate evidencing your Common Shares. If more than one name appears, all should sign. Joint owners should each sign personally.

  FOLD AND DETACH HERE  

SHAREHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS
PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO
POSTAGE IF MAILED IN THE UNITED STATES OR CANADA.

NOTES

1.

A shareholder has the right to appoint a person other than the persons designated in the above form of proxy to attend, act and vote for him on his behalf at the Annual Meeting. To exercise such right the shareholder may strike out the names of the specified persons and insert the name of the shareholder’s desired proxyholder in the blank space provided or may complete another appropriate proxy and, in either case, should deliver the completed proxy to the Company before the time of the Annual Meeting. Any shareholder signing a proxy in the form accompanying this proxy statement has the power to revoke it at any time insofar as it has not been exercised by depositing a duly exercised instrument in writing revoking the proxy either at the Company’s office at any time up to and including the last business day preceding the day of the Annual Meeting or any adjournment thereof at which the proxy is to be used or with the Chairman of the Annual Meeting on the day of the Annual Meeting or any adjournment thereof or in any other manner permitted by law.

2.

The instrument of proxy will not be valid unless it is dated and signed by the shareholder or by his attorney duly authorized by him in writing, or, in the case of a corporation, is executed by an officer or officers or attorney for the corporation. If the instrument of proxy is executed by an attorney for an individual shareholder or joint shareholders or by an attorney for an individual shareholder or joint shareholders or by an officer or officers or attorney of a corporate shareholder, the instrument so empowering the officer or officers or the attorney, as the case may be, or a notarial copy thereof, should accompany the proxy instrument.

3.

The instrument of proxy to be effective must be deposited with Mellon Investor Services, Proxy Processing P.O. Box 1680 Manchester, CT 06045-9986, not less than forty-eight (48) hours before the time for holding the Annual Meeting.

4.	If this proxy is not dated in the space provided, it is deemed to bear the date on which it was mailed by the Company.

NOVATEL INC. (the “Company”) PROXY FOR ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS JULY 18, 2006 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND THE MANAGEMENT OF THE COMPANY

           The undersigned holder of Common Shares hereby appoints Jonathan W. Ladd, President and Chief Executive Officer, or failing him, Werner Gartner, Executive Vice President and Chief Financial Officer, or either of them, or instead of either of the foregoing, _____________________________________, as proxyholder, with full power of substitution, to attend, to act and to vote all Common Shares in the capital of the Corporation owned by the undersigned at the Annual and Special Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at the Sheraton Cavalier Hotel Calgary, 2620 32nd Avenue NE, Calgary, Alberta T1Y 6B8 Canada, on Tuesday, July 18, 2006, commencing at 9:00 a.m. (local time), and any adjournment thereof and at every poll which may take place in consequence thereof upon the matters which may come before the Annual Meeting.

           This proxy is solicited by or on behalf of the Board of Directors and the management of the Company. The Common Shares represented by this proxy will be voted for or against, or voted or withheld from voting on any motion by ballot or otherwise in accordance with any indicated instructions. If no direction is indicated, the votes represented by this proxy will be voted FOR the resolutions set out below. If no direction is indicated and a person other than the persons specified in the preceding paragraph is appointed as proxyholder, then votes represented by this proxy will be voted at the discretion of the proxyholder appointed.

(Continued and to be signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲